UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Allied Capital Corporation

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 11, 2010

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 11, 2010, Allied Capital Corporation issued a press release. The full text of the press release is included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No. Description

99.1 Press Release dated February 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

February 11, 2010	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 11, 2010.

Exhibit 99.1

Allied Capital Board of Directors Rejects Prospect Capital Corporation Offer

February 11, 2010 – Washington, DC – Allied Capital Corporation (NYSE: ALD) announced today that it has issued the following letter in response to Prospect Capital Corporation’s letter dated February 9, 2010.

February 11, 2010

Prospect Capital Corporation
10 East 40th Street
New York, NY 10016
Attention: Mr. John F. Barry III, Chairman and Chief Executive Officer

Dear Mr. Barry:

The Board of Directors of Allied Capital Corporation (“Allied”), together with its external legal and financial advisors, has carefully reviewed and analyzed the revised proposal submitted by Prospect Capital Corporation (“Prospect”) set forth in your letter of February 9, 2010. As a result of this review, Allied’s Board of Directors has unanimously concluded that this revised offer does not constitute, and is not reasonably likely to result in, a “Superior Proposal” as defined under our merger agreement with Ares Capital Corporation (“Ares”). Allied’s Board of Directors has unanimously reaffirmed its recommendation that Allied shareholders vote for the transaction with Ares (the “Ares Merger”) that was announced on October 26, 2009.

We entered into the Ares Merger after careful consideration of the best interests of Allied’s shareholders.

Contrary to the assertions Prospect has made, we would like to assure you that we take very seriously our fiduciary obligations and that we have carefully considered and analyzed each of the three offers you have made to us over the past several weeks. The Allied Board of Directors consists of a majority of independent directors and is advised by two nationally recognized law firms and two investment banking firms, including Sandler O’Neill + Partners L.P., a firm which has no relationship with Ares.

In considering the Ares transaction, the Allied Board carefully considered whether it was the appropriate time to engage in such a transaction and whether Allied should pursue other alternatives simultaneously. As our proxy statement makes clear, both in 2008 and in early 2009, Allied explored a variety of strategic alternatives and held various discussions regarding potential transactions. Following Allied’s debt restructuring in late August 2009 (during which time Allied had terminated discussions with Ares), Ares was the only party that pursued an acquisition of Allied. We did not, and do not, view a call by a Prospect Managing Director to someone on Allied’s Capital Markets desk regarding the acquisition of certain assets as expressing an interest in acquiring Allied.

In reaching the determination to proceed with Ares, the Allied Board considered, with the assistance and advice of its two investment banking firms and outside counsel, whether it would be appropriate to run a process soliciting other potential buyers or merger partners. Based on the prior exploration of alternatives, the Allied Board and its advisors were cognizant of the limited universe of capable, interested buyers for Allied. The Board concluded that the risks and uncertainties associated with such a process outweighed the potential benefits and would have likely resulted in Ares being unwilling to proceed with its proposal. In rendering its advice, our advisors at BofA Merrill Lynch noted that at the request of Allied they had contacted several parties deemed most likely to be interested in and capable of acquiring Allied, but none of the parties demonstrated serious interest in pursuing an acquisition.

The merger agreement we entered into with Ares permits us to negotiate with a party who puts forth a Superior Proposal, and the fact that you have made three offers indicates that the terms of the merger agreement have not deterred you from making a proposal. However, we have been unable to find your offer to be, or be reasonably likely to result in, a Superior Proposal. Casting aspersions on the good faith of the Allied Board and its financial advisors in this process does not add value to your offer, which is what we are called upon to consider and which we have done. Both of our investment banking firms delivered fairness opinions to us with respect to the Ares Merger and both continue to provide analysis and advice with respect to the initial offer and revised offers you have submitted.

In Prospect’s most recent letter you ask why we are rushing to close the Ares Merger. The answer is a simple one: we believe that the Ares Merger is in the best interests of our shareholders for the many reasons we have given.

The consideration to our shareholders remains superior in the Ares Merger.

In Prospect’s revised offer, Allied shareholders would be receiving two components of value: the shares of your stock and the ongoing dividend stream. While Prospect’s revised offer does provide a nominally higher initial premium (assuming Prospect stock price does not deteriorate further), for a variety of reasons we remain very concerned and sensitive to the likelihood that this premium will be significantly reduced or even disappear. These reasons include:

(i)	The higher than what we believe to be an appropriate level of execution risk, in particular given Prospect would be acquiring a much larger, more complex organization and the lack of requisite management depth to appropriately manage the combined assets;

(ii)	Prospect’s lack of proven access to additional debt of any form, combined with a poor track record of raising equity through highly dilutive equity capital transactions;

(iii)	The high likelihood of a near term reduction in Prospect’s dividend, and the anticipated negative impact to Prospect’ stock price as a result; and

(iv)	The weak credit quality of the Prospect portfolio, especially following the acquisition of Patriot Capital Funding Ltd (“Patriot”). In this regard, we note that based on public information as of December 31, 2009, approximately 12.8% of Prospect’s investment portfolio based on cost, and 5.6% based on fair value, representing a total of 17 portfolio investments, were on non-accrual status. Your portfolio is clearly performing more poorly than the Ares portfolio.

The second component of the consideration for our shareholders is their share of dividends from the combined company. We note that again with your most recent offer, you fail to provide any financial analysis to support your claims that the combined Allied/Prospect can pay higher dividends to our shareholders than the combined Allied/Ares. Prospect’s revised offer letter discusses past dividend history, but does not acknowledge the difficulty of maintaining dividends at the same level following a period of dilutive equity issuances, particularly when you appear to rely so heavily on non-cash items such as the accretion of purchase discount in order to generate net investment income, and that a significant portion of your 2009 dividends represented a return of capital. Unlike the commitment Allied was able to receive from Ares, Prospect has not offered a reduction in management fees as a way to ensure stability of future dividends to our shareholders.

Based upon a review of Prospect’s Form 10-Q as of December 31, 2009, our analysis of your fourth quarter 2009 financial information revealed the following.

■ During the three-month period ended December 31, 2009, Prospect earned approximately $0.29 per share in net investment income, compared to a quarterly dividend declared of $0.40875, representing a coverage ratio of approximately 72%. By way of contrast, the coverage ratio from the corresponding period one year earlier, prior to Prospect entering into a series of highly dilutive equity raises, was approximately 100%. We note further our earnings calculation uses weighted average shares outstanding for the quarter, while the dividend rate is applied against the actual shares outstanding. A period in which additional shares are issued creates an additional burden in terms of cash dividends required to be paid to shareholders. Using quarter end share count for Prospect and applying that against net investment income results in a per share calculation of less than $0.27 for the quarter ended December 31, 2009, or a coverage ratio relative to the dividend of approximately 65%.

■ The quality of the earnings reported by Prospect has declined materially over the past year, which we are very concerned is a sign of what is to come. In the quarter ended December 31, 2008, accretion of original issue discount on investments represented $0.4 million or 3% of net investment income. For the quarter ended December 31, 2009 accretion of original issue discount – a non-cash item – represented $6.2 million or 36% of net investment income. While this non-cash item appears to close the gap between net investment income and dividends, except in the instance where an asset is sold, the income does not generate cash with which to pay shareholders the dividend each quarter. Moreover, accretion of discounts does not represent a sustainable earnings stream, and ceases once the particular asset is sold.

Under Prospect’s latest revised proposal, Prospect would be issuing approximately 79.2 million shares to Allied shareholders (surrendering 56% of the combined company). On a pro forma basis, a combined Prospect/Allied would have an estimated 142.6 million outstanding shares and require a quarterly dividend payment at current levels of $0.40875 per share aggregating approximately $58.3 million. With adjusted net investment income (excluding the non-cash accretion of original issue discount on investments of $6.2 million and the one time gain related to the acquisition of Patriot of $5.7 million) for the most recent quarter at Prospect merely $5.1 million, a significant earnings gap arises and appears unlikely to be addressed, even with Allied’s cash earnings added, without a dividend reduction. How the current dividend stream can be supported given the lack of earnings power that Prospect brings to the table is a serious flaw in your proposal that we can not overlook. You have not provided any financial analysis or reassurance to the contrary and therefore we must conclude that our analysis is accurate. We note that on each occasion that Prospect has increased its offer to acquire Allied, it has materially increased the risk that Prospect will not be able to maintain its dividend. This is our primary consideration in determining that your revised offer does not provide superior value to our shareholders.

The Ares Merger presents lower execution risk.

In addition to our viewing future dividends much safer under the Ares Merger, we also again want to point out the far higher likelihood of closing the Ares Merger. Prospect’s offer remains preliminary and subject to due diligence, negotiation of a mutually satisfactory merger agreement, receipt of lender consents and receipt of approval from both Allied and Prospect shareholders. We have significant reservations about the likelihood of a transaction with you closing on the terms you have proposed in your revised offer and you have taken no steps to provide any reassurance to the contrary in your most recent letter. We also note that you still have yet to retain a financial advisor to assist you with this significant and potentially transformational transaction, which continues to cause us concern regarding your ability to execute this transaction as proposed.

***

In your recent letter, you state that this is your “best and final” offer. We have once again analyzed in detail this best and final offer and have unanimously concluded that the revised offer from Prospect does not constitute, and is not reasonably likely to result in, a Superior Proposal. We understand Prospect’s belief that your offer is superior is based in no small part on your optimism – you are optimistic that you will receive early prepayments of indebtedness, you are optimistic that you will be able to redeploy those funds in more favorable investments, you are optimistic that your borrowing capacity will increase and be on better terms, which will enable you to buy portfolios on favorable terms, which will allow you to maintain your dividend, and so on. As fiduciaries to the Allied shareholders, we cannot jettison an existing transaction that we believe is in our shareholders’ best interests for an outcome that depends on so many variable factors playing out favorably. We remain strongly committed to the Ares transaction. Thus, we respectfully request that you terminate your proxy solicitation.

Very truly yours,

THE BOARD OF DIRECTORS
ALLIED CAPITAL CORPORATION

About Allied Capital

Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 92 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

Important Additional Information to be Filed with SEC
This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Ares Capital and Allied Capital, respectively. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com.

Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can find information about Ares Capital’s executive officers and directors in its definitive proxy statement filed with the SEC on March 9, 2009. You can find information about Allied Capital’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. You can obtain free copies of these documents from Ares Capital and Allied Capital in the manner set forth above.

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